UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2016

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31332	33-0264467
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

30452 Esperanza

Rancho Santa Margarita, California 92688

(Address of principal executive offices; Zip Code)

Registrant’s telephone number, including area code: (949) 635-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 1.01.     Entry into a Material Definitive Agreement.

On March 10, 2016, Liquidmetal Technologies, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Liquidmetal Technology Limited, a Hong Kong company (the “Investor”), providing for the purchase by Investor of up to 405,000,000 shares of the Company’s common stock for an aggregate purchase price of $63.4 million. Investor is a newly formed company owned by Mr. Yeung Tak Lugee Li (“Mr. Li”) that was organized for purposes of making an investment in the Company pursuant to the Purchase Agreement.

In connection with the Purchase Agreement and also on March 10, 2016, the Company and DongGuan Eontec Co., Ltd., a Chinese corporation (“Eontec”), entered into a Parallel License Agreement (the “License Agreement”) pursuant to which the Company and Eontec entered into a cross-license of their respective technologies. Eontec is a publicly held Chinese corporation in which Mr. Li is the Chairman and majority stockholder. Eontec is engaged in the business of precision die-casting and the research and development and manufacturing of new materials, including bulk metallic glasses.

Below is a summary of material terms of the Purchase Agreement and License Agreement.

Purchase Agreement

The Purchase Agreement provides that the Investor is obligated to purchase up to 405,000,000 shares of the Company’s common stock in multiple closings, with the Investor having purchased 105,000,000 shares at an aggregate purchase price of $8.4 million (or $0.08 per share) at the initial closing on March 10, 2016. The Purchase Agreement provides that the Investor will purchase the remaining 200,000,000 shares at $0.15 per share and 100,000,000 shares at $0.25 per share for an aggregate purchase price of $55.0 million no later than ninety (90) days after the satisfaction of certain conditions, including Company stockholder approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation increasing the Company’s authorized number of shares of common stock from 700,000,000 to 1,100,000,000 (the “Charter Amendment”).

In addition to the shares issuable under the Purchase Agreement, the Company also issued to the Investor a warrant (the “Warrant”) to acquire 10,066,809 shares of common stock of the Company at an exercise price of $0.07 per share. The Warrant vests in increments on each closing date under the Purchase Agreement for a number of Warrant shares that is proportionate to the amount of shares purchased under the Purchase Agreement on such closing date (with 2,609,913 Warrant shares having initially vested on March 10, 2016). The Warrant will expire on the tenth (10th) anniversary of its issuance date; provided, however, that should the subsequent closings under the Purchase Agreement not occur prior to the ninetieth (90th) day after the filing of the Charter Amendment, the Warrant will automatically terminate and the Investor shall have no further right to exercise the remaining unvested 7,456,896 warrant shares under the Warrant.

The Purchase Agreement provides that the Investor will have the right to designate one (1) individual to serve on the Company’s Board of Directors, which individual will initially be Mr. Li. Once the Investor purchases the remaining 300,000,000 shares of common stock under the Purchase Agreement, the Investor will thereafter have the right to designate an additional two (2) individuals to serve on the Company’s Board of Directors (such that the Investor would have designation rights with respect to three (3) of the seven (7) members of the Company’s Board of Directors). The Purchase Agreement also provides that, with certain limited exceptions, if the Company issues any shares of common stock at any time through the fifth (5th) anniversary of the Purchase Agreement, the Investor will have a preemptive right to subscribe for and to purchase at the same price per share (or at market price, in the case of issuance of shares pursuant to stock options) the number of shares necessary to maintain its ownership percentage of Company-issued shares of Common Stock.

The Purchase Agreement requires the Company to use commercially reasonable efforts to obtain, on or before May 31, 2016, stockholder approval of the Charter Amendment, to file the Charter Amendment with the State of Delaware, and to reserve sufficient shares of its common stock for issuance to the Investor under the Purchase Agreement. If the Company does not obtain stockholder approval of the Charter Amendment in order to file it by May 31, 2016, the Investor will have the right to sell the 105,000,000 shares purchased at the first closing back to the Company for $0.08 per share, with such purchase price to be paid by means of a secured convertible promissory note issued by the Company in the principal amount of $8.4 million (the “Put Note”). Such note, if issued, would accrue interest at the rate of 3% per annum, would be convertible at $0.08 and be due and payable on the eighteen (18) month anniversary of its issuance. If the Put Note is issued, the Company and the Investor would enter into a security agreement which would grant a security interest to the Investor in all of the Company’s assets other than its intellectual property and its equity interests in its subsidiary, Crucible Intellectual Property, LLC.

If the Investor fails to purchase the remaining 300,000,000 shares of common stock within 90 days after the filing of the Charter Amendment (assuming all other conditions to such closing have been satisfied), the Investor will forfeit certain rights, including the right to designate additional directors to the Company’s Board of Directors following such failure and the right to exercise the above-described preemptive right. In such event, the Company will also have the right to repurchase all of the shares held by the Investor at a per-share price of $0.08 within 15 months following the approval and filing of the Charter Amendment.

In issuing shares under the Purchase Agreement, the Company relied upon and will rely upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”) and/or Section 4(2) of the Securities Act.

The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the Warrant is filed with this Current Report on Form 8-K as exhibit 4.1.

License Agreement

The License Agreement provides for the cross-license of certain patents, technical information, and trademarks between the Company and Eontec. In particular, under the License Agreement, the Company granted to Eontec a paid-up, royalty-free, perpetual license (or sublicense, as the case may be) to the Company’s patents and related technical information to make, have made, use, offer to sell, sell, export and import products in certain geographic areas outside of North America and Europe, and Eontec granted to the Company a paid-up, royalty-free, perpetual license (or sublicense, as the case may be) to Eontec’s patents and related technical information to make, have made, use, offer to sell, sell, export and import products in certain geographic areas outside of specified countries in Asia. The license granted by the Company to Eontec is exclusive (including to the exclusion to the Company) in the countries of Brunei, Cambodia, China (P.R.C and R.O.C.), East Timor, Indonesia, Japan, Laos, Malaysia, Myanmar, North Korea, Philippines, Singapore, South Korea, Thailand. and Vietnam. The license granted by Eontec to the Company is exclusive (including to the exclusion of Eontec) in North America and Europe. The cross-licenses are non-exclusive in geographic areas outside of the foregoing exclusive territories.

The licenses granted under the License Agreement cover all fields of use and products other than consumer electronic products, watches and components thereof, certain luxury goods, and defense and munitions applications. The licenses are also limited by applicable any U.S. and China legal requirements or approval requirements.

The License Agreement will remain in effect in perpetuity but can be terminated by the parties under specified conditions. The parties may terminate the agreement upon mutual agreement, and if a party to the License Agreement commits a material breach of the agreement, the non-breaching party can terminate the License Agreement by written notice to the breaching party. If the Charter Amendment is not approved and filed by May 31, 2016, Eontec may unilaterally terminate the agreement by written notice to the Company, and if the Investor fails to purchase the remaining 300,000,000 shares under the Purchase Agreement when required to do so under the terms of the Purchase Agreement, the Company may unilaterally terminate the agreement by written notice to Eontec.

The foregoing description of the License Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the License Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of Material Definitive Agreement.

On March 9, 2016, the Company terminated the common stock purchase agreement, dated August 20, 2014 (the “Aspire Purchase Agreement”) with Aspire Capital Fund LLC, an Illinois limited liability company (“Aspire Capital”). Under the Aspire Purchase Agreement, Aspire Capital had been committed to purchase up to $30 million of common stock from the Company during the thirty-six month term of the agreement in an equity line transaction upon specified conditions. By its terms, the Aspire Purchase Agreement could be terminated by the Company at any time, at its discretion, without any penalty or cost to the Company.

Item 3.02     Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02 in its entirety.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

Effective as of March 10, 2016, the Company’s Board of Directors expanded the size of the Board of Directors from six (6) members to seven (7) members and elected Mr. Li as a director of the Company, with Mr. Li to serve until the Company’s next annual stockholder meeting or until his successor is elected and qualified. Mr. Li was elected to the Board of Directors pursuant to the terms of the Purchase Agreement.

Mr. Li, Age 56, is the founder, Chairman, and majority stockholder of DongGuan Eontec Co. Ltd., a Chinese company listed on the Shenzen Stock Exchange engaged in the production of precision die-cast products and the research and development of new materials. Mr. Li founded Eontec in 1993 and has served as Chairman since that date. At Eontec, Mr. Li is responsible for strategic development and research and development. Mr. Li is also the founder and sole shareholder of Leader Biomedical Limited, a Hong Kong company engaged in the advancement of biomaterials and surgical implants.

Mr. Li has not been named to any committees of the Board of Directors of the Company. As a non-employee director, Mr. Li will be compensated in accordance with the Company’s compensation policies for non-employee directors. In addition, Mr. Li will be eligible to receive stock options and other equity-based awards under the Company’s equity incentive plan. However, no such grants under the Company’s equity incentive plan have been made to Mr. Li, and none are currently contemplated.

Amended and Restated Employment Agreements; Amendments to Change of Control Agreements

On March 10, 2016, the Company executed an Amended and Restated Employment Agreement (the “Restated Employment Agreement”) with Thomas Steipp, the Company’s President and Chief Executive Officer. The Restated Employment Agreement further amended and restated the prior agreement that had been executed on February 4, 2016 (the “Prior Agreement”). The Restated Employment Agreement provides for an employment term from its effective date through August 3, 2017, after which the employment term is renewed annually for successive one year terms, unless terminated by the Company or Mr. Steipp.

Under the Restated Employment Agreement, Mr. Steipp is entitled to certain benefits if his employment is terminated involuntarily. These benefits include payment of a lump sum amount equal to one year of his annual base salary, continued insurance benefits at the Company’s expense for one year and accelerated vesting of equity awards. If the Company undergoes a “change of control” (as defined in the Restated Employment Agreement), and Mr. Steipp (i) is subsequently terminated without “cause” (as defined in the Restated Employment Agreement), or (ii) the Company subsequently takes certain actions that constitute “good reason” (as defined in the Restated Employment Agreement), and thereafter Mr. Steipp resigns, he will be entitled to a payment equal to one year of base salary, plus continued insurance benefits for two years, plus acceleration of vesting on equity awards and an extended time during which to exercise any equity awards that are stock options. A copy of the Restated Employment Agreement is filed with this Current Report on Form 8-K as exhibit 10.3.

Except as described above, the Restated Employment Agreement did not modify the terms of the Prior Agreement, which was described in the Company’s Current Report on Form 8-K previously filed on February 9, 2016.

On March 10, 2016, the Company amended Change of Control Agreements with Tony Chung, the Company’s Chief Financial Officer, Bruce Bromage, the Company’s Executive Vice President-Business Development and Operations, Paul Hauck, the Company’s Vice President of Global Sales, and certain other executive officers who are not “named executive officers” of the Company for SEC reporting purposes. As so amended, the Change of Control Agreements provide that if the executive officer’s employment with the Company is terminated without cause during the one-year period after a change of control of the Company, then the terminated officer will receive a lump sum severance compensation in an amount equal to twelve months of his then-current base salary.

      For both the Restated Employment Agreement and the amended Change of Control Agreements, “change of control” is defined, with certain exceptions, as a merger of the Company with a third-party, the sale of all or substantially all of the Company’s assets, the acquisition by a single person or group of more than 50% of the combined voting power of the Company’s outstanding securities. “Cause” is defined in the Change of Control Agreements to include fraud, embezzlement, dishonesty, material harm to the Company, or an uncured failure to adequately perform job duties, among other things. Under the amended Change of Control Agreements, the executive officers will each also be entitled to the above-described severance compensation in the event he terminates his own employment within one year after a change of control because of a salary decrease, assignment to a lower-level position or a required move of more than 25 miles.

The foregoing description of the Restated Employment Agreement and amended Change of Control Agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of such agreements, which are filed as Exhibit 10.3 and 10.4, respectively, to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

The Company has issued a press release, dated March 14, 2016, relating to the Purchase Agreement, License Agreement and the transactions contemplated thereby. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included in this Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Thomas Steipp
Thomas Steipp,
President and Chief Executive Officer

Date: March 14, 2016

Exhibit List

Exhibit Number	Description

4.1	Stock Purchase Warrant, dated March 10, 2016, issued to Liquidmetal Technology Limited by Liquidmetal Technologies, Inc.*
10.1	Securities Purchase Agreement, dated March 10, 2016, between Liquidmetal Technologies, Inc. and Liquidmetal Technology Limited.*
10.2	Parallel License Agreement, dated March 10, 2016, between Liquidmetal Technologies, Inc. and DongGuan Eontec Co., Ltd.*
10.3	Amended and Restated Employment Agreement, dated March 10, 2016, between the Company and Thomas Steipp.*
10.4	Form of Amendment of Change of Control Agreement.*
99.1	Press release dated March 14, 2016.*

*Filed herewith.